EXHIBIT 99.1

[LOGO OF HUGHES]

Media contact: Richard Doré, 310-662-9670

HUGHES, BOEING SETTLE PURCHASE PRICE ADJUSTMENT DISPUTES

IN 2000 SALE OF SATELLITE MANUFACTURING OPERATIONS

EL SEGUNDO, Calif., July 15, 2003 – Hughes Electronics Corporation today announced a settlement agreement with The Boeing Company that resolves the outstanding purchase price adjustment disputes arising from Boeing’s October 2000 acquisition of Hughes satellite manufacturing operations.

A price adjustment procedure was provided under the purchase agreement when Boeing acquired the HUGHES satellite systems manufacturing businesses in October 2000 for $3.75 billion in cash. The operations were renamed Boeing Satellite Systems, Inc. (BSS).

Under the terms of the agreement, HUGHES will settle all outstanding purchase price adjustment disputes with Boeing by paying an aggregate $360 million in cash. Boeing also will be released from its commitment to pay HUGHES $4.4 million over the next seven years in connection with Boeing’s participation in the settlement with the U.S. Department of State on China launch issues of the mid-1990s. As a result of the settlement, Hughes will take an after-tax charge of approximately $8 million that will be accounted for under discontinued operations for the quarter ended June 30, 2003.

In connection with the settlement, Hughes Network Systems (HNS) agreed to extend the scheduled launch date for the first BSS-built SPACEWAY satellite from the fourth quarter of 2003 until February 2004. HNS, a subsidiary of HUGHES, and BSS also agreed to amend other terms of the contract. The modifications to the SPACEWAY satellite contract are not expected to have a significant effect on HNS’ plans for initiating SPACEWAY services in 2004.

Hughes Electronics Corporation, a unit of General Motors Corporation, is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this release, the words “expect,” “intend,” “believe” and other similar expressions are intended to identify such forward-looking statements and information. These statements are based on certain assumptions and analyses made in light of Hughes’ experience and perception of historical trends, current conditions and expected future developments as well as other factors Hughes believes are appropriate in the circumstances. However, whether actual developments will conform with Hughes’ expectations and predictions is subject to a number of risks and uncertainties, including possible satellite construction delays, launch failures, incorrect orbital placement, improper commercial operation or the availability of insurance coverage and other factors set forth in Annual Reports on Form 10-K filed with the SEC by General Motors and Hughes.

###

2